Exhibit 10.2
Retention Award Agreement
Between Kimberly Johnson (“You”) and Fannie Mae

1)Retention Award Terms - This Award is an incentive for you to remain employed by Fannie Mae in your current position and division, or a position and division determined by Fannie Mae through at least December 1, 2022. Upon your execution of this Retention Award Agreement (“Agreement”) and conditioned upon your compliance with the terms of this Agreement, you will be eligible for the following:

Payment Schedule:

Payment Date	Approx. % of Award to be Paid	Cash Payment
(As soon as practicable after) December 1, 2021	50%	$800,000
(As soon as practicable after) December 1, 2022	50%	$800,000

2)Form of Payment – The Retention Award payment will be paid in the next regularly scheduled paycheck following the payment date.

3)Taxes – Withholding taxes are collected at the time of payment.

4)Treatment Upon Termination of Employment – You earn the Retention Award payments stated above by (i) fully complying with the terms of this Agreement and your other surviving and continuing obligations (see paragraph 7); and (ii) remaining employed by Fannie Mae on the Payment Date(s). No amounts under this Retention Award will be owed or paid to you following your termination of employment. In addition, if, on or before December 1, 2022, (1) you voluntarily terminate your employment with Fannie Mae, (2) you violate the terms of this Agreement (including if such violation is determined after your termination), or (3) engage in misconduct which ultimately results in your termination of employment, you will be required to repay, within 14 calendar days following your last day of employment with Fannie Mae (“Termination Date”), the amount, net of withholding taxes, of any portion of the Retention Award already paid to you.

5)Additional Conditions on Payment and Other Restrictions –
a)Effect of a Draw Prior to the Payment Date(s) – If Fannie Mae determines that a draw is required under Fannie Mae’s senior preferred stock purchase agreement with the U.S. Treasury for a quarterly period that occurs on or after the date of this retention award agreement, you shall not be entitled to receive any Retention Award payments for which the payment date is on or after the date that Fannie Mae determines such draw is required. Any draw caused by changes in law or accounting treatment, or any other non-Fannie Mae performance related reasons, is excluded from this provision.

b)Restrictions Related to No Solicitation of Employees – In addition to the No Solicitation of Employees requirements in any Confidentiality and Proprietary Rights Agreement, you further agree that at no time during your employment with Fannie Mae and for a period of twelve months immediately following your Termination Date, regardless of whether your termination is voluntary or involuntary, or following the entry by a court of a final judgment enforcing these restrictions, whichever is later (the Restricted Period), will you, directly or indirectly, solicit or participate in any hiring decision for employment with any person or entity (other than Fannie Mae) relating to any individual who is a Fannie Mae employee during the Restricted Period, other than as specifically directed in writing by Fannie Mae’s Senior Ranking Officer in Human Resources (e.g. related to Fannie Mae’s managed services vendors).

6)Paycheck Deduction(s) Allowed – In addition, by signing this Agreement, you specifically authorize Fannie Mae to deduct from your continuing and/or last paycheck(s) any amount (up to the maximum amount legally allowed) owed for repayment of the Retention Award under paragraph 4, above. To the extent that any such deduction does not satisfy your repayment obligation, you will repay the remaining balance of this obligation within 14 calendar days of your Termination Date.

7)At Will Employment and Surviving Obligations – You will remain an at-will employee of Fannie Mae, and will continue to be subject to the various terms and conditions of such employment including, but not limited to, those relating to the Code of Business Conduct, departmental guidelines, management directives, and the Policies and Procedures included in the Risk and Compliance portal and/or otherwise on HomeSite. In addition, the terms of the following types of prior written agreement(s) between the Parties (if any) shall remain in effect following the execution of this Agreement: Repayment Provisions For SEC Executive Officers Amended and Restated as of March 8, 2012, any other written agreements(s) obligating you to repay Fannie Mae monetary benefits already provided to you, any arbitration agreement(s), your Indemnification Agreement (if any), any Confidentiality and Proprietary Rights Agreement, and any Director and Officer Insurance applicable to you and in effect during your employment. In the event of a conflict between the terms of this Agreement and the terms of any other surviving obligation between the parties, this Agreement shall prevail (other than as specifically set forth in paragraph 9 below (Binding Arbitration for Conflicts Related to Retention Agreement). There are no oral agreements between the parties that will remain in effect after execution of this Agreement.

8)No Modification – No modification of this Agreement shall be valid unless it is in writing and signed by you and Fannie Mae’s Senior Ranking Officer in Human Resources.

9)Binding Arbitration for Conflicts Related to Retention Agreement – Any controversy, dispute, or claim (together “dispute”) arising out of or relating to this Agreement, or breach thereof, shall first be addressed through good faith negotiation. If the dispute cannot be settled through negotiation, the terms of Fannie Mae’s Arbitration Agreement (issued January 21, 2015) control, however, with respect to any dispute arising from this Agreement only, both you and Fannie Mae agree that the arbitrator’s Award shall allocate to the non-prevailing party all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.
To indicate your agreement to the terms and conditions set forth above, please sign this Agreement through DocuSign by July 29, 2021. Upon receipt, and to the extent you fully comply with the above terms and conditions, you will be eligible for payment of the Retention Award. Keep a copy of this Agreement for your files and periodic review.

/s/ Kimberly Johnson	July 29, 2021
Employee Signature	Date

Kimberly Johnson
Printed Name